Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267124

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES

WARRANTS TO PURCHASE COMMON SHARES

COMMON SHARES UNDERLYING EXCHANGEABLE SHARES

COMMON SHARES UNDERLYING D-WAVE OPTIONS

COMMON SHARES UNDERLYING D-WAVE WARRANTS

COMMON SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267124).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), and warrants to purchase Common Shares (“Warrants”), each whole Warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50, are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT,” respectively. On December 21, 2022, the last reported sales prices for the Common Shares and Warrants on the NYSE were $2.04 and $0.1249, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 50 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2022

D-Wave Quantum Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	84-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue

Burnaby, British Columbia

Canada

V5G 4M9

(Address of principal executive offices)

(604) 630-1428

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 14, 2022, Omni Circuit Boards Ltd. (“Omni”), an indirectly, wholly-owned subsidiary of D-Wave Quantum Inc. (“D-Wave”), entered into a Lease Renewal Agreement with 0937847 B.C. Ltd. Under the Lease Renewal Agreement, Omni extended the termination date for its lease of approximately 7,000 square feet of space in Richmond, B.C. from December 2022 to December 2024. Under the Lease Renewal Agreement, Omni’s basic rent increased to CAD $139,308 per year.

The above description of the material terms of the Lease Renewal Agreement is qualified in its entirety by the Lease Renewal Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Lease Renewal Agreement, dated October 14, 2022, between 0937847 B.C. Ltd. and Omni Circuit Boards Ltd.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: December 21, 2022	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

LEASE RENEWAL AGREEMENT

THIS AGREEMENT made October 14, 2022.

BETWEEN:

0937847 B.C. Ltd., a company duly incorporated under the laws of British Columbia (Incorporation No. BC0937847), having a registered and records office at 23196 Francis Avenue, Langley, B.C. V1M 2S3

(the “Landlord”)

AND:

Omni Circuit Boards Ltd., a company duly incorporated under the laws of British Columbia (Incorporation No. BC0288918), having a registered and records office at 2600 – 595 Burrard Street, Vancouver, B.C. V7X 1L3

(the “Tenant”)

BACKGROUND

A.

By a lease (the “Original Lease”) made December 15, 2017 between the Landlord and the Tenant, the Landlord leased to the Tenant for a term of 5 years from December 15, 2017, the premises as shown in Schedule “A” attached to the Original Lease, more particularly known and described as:

Civic Address:	3 – 12760 Bathgate Way Richmond, B.C. V6V 1Z4
Legal Description:	STRATA LOT 45 BLOCK 5N PLAN NWS1200 SECTION 30 RANGE 5W LAND DISTRICT 36 TOGETHER WITH AN INTEREST IN THE COMMON PROPERTY IN PROPORTION TO THE UNIT ENTITLEMENT OF THE STRATA LOT AS SHOWN ON FORM 1

Civic Address:	4 – 12760 Bathgate Way Richmond, B.C. V6V 1Z4
Legal Description:	STRATA LOT 44 BLOCK 5N PLAN NWS1200 SECTION 30 RANGE 5W LAND DISTRICT 36 TOGETHER WITH AN INTEREST IN THE COMMON PROPERTY IN PROPORTION TO THE UNIT ENTITLEMENT OF THE STRATA LOT AS SHOWN ON FORM 1

(together, the “Leased Premises”)

B.

Under the terms of the Original Lease, the Tenant was granted an option to renew the Original Lease for a further term of 5 years, on the terms and conditions provided in the Original Lease (the “Option”).

C.	The Tenant has chosen not to exercise the Option and has not provided notice to the Landlord that they wish to do so.

D.	Instead of exercising the Option, the Tenant has requested that the Landlord grant to the Tenant a renewal of 2 years under the terms of this renewal lease (the “Renewal Lease”).

AGREEMENTS

In consideration of the grants, rents, and mutual covenants hereinafter reserved and contained, the parties covenant and agree as follows:

1.	The Landlord hereby confirms that notice to renew the Original Lease has not been given by the Tenant in accordance with the terms of the Original Lease.

2.

Under the rights contained in the Original Lease, and in consideration of the rents, covenants, conditions, and agreements hereinafter respectively reserved and contained, the Landlord hereby grants the Tenant a lease of the Leased Premises for a Renewal Term commencing December 15, 2022 and ending on December 14, 2024 (the “Renewal Term”).

3.

The Tenant covenants and agrees to pay to the Landlord, or as the Landlord may in writing direct, in lawful money of Canada, without any set-off, compensation, or deduction whatsoever, on the days and at the times hereinafter specified, in addition to all Additional Rent and other amounts payable under the Original Lease:

(a)	a Basic Rent per annum during the Renewal Term of $139,308.00, payable in equal monthly instalments payable on the first day of each month in advance of $11,609.00 each; and

(b)	an additional $10,716.00 deposit, to be held by the Landlord in accordance with Section 3.9 of the Original Lease,

and Section 1 of the Original Lease will be amended accordingly.

4.

The Tenant hereby acknowledges and agrees that its acceptance of the Leased Premises on the commencement date of the Renewal Term will be on an “as is” basis; “as is” being the condition of the Leased Premises as of such date.

5.

This Renewal Lease is expressly made a part of the Original Lease to the same extent as if incorporated in the Original Lease, and the parties agree that all agreements, covenants, conditions, and provisos contained in the Original Lease, not including any personal rights or rights of first refusal, except as amended or altered in this Renewal Lease, will be and remain unaltered and in full force and effect during the Renewal Term. The Landlord and the Tenant acknowledge and agree to perform and observe, respectively, the obligations of the Landlord and the Tenant under the Original Lease as renewed and modified hereby. The Landlord and the Tenant hereby confirm and ratify the Original Lease and renewal of it as hereby further renewed and amended.

6.

The Tenant’s Right of First Refusal, as included within the Original Lease, is not to be renewed. The Tenant’s Right of First Refusal will no longer be valid and will not form part of the Renewal Lease.

7.	Upon the end of the Renewal Term:

(a)	The Renewal Lease and Original Lease will both terminate at the end of the Renewal Term, unless terminated at an earlier date in accordance with the termination provisions of the Original Lease;

(b)

The Landlord may, at their discretion, choose to extend an offer for a new lease to the Tenant, to take effect following the termination of the Original Lease and the Renewal Lease, in accordance with Clause 7(a) herein (the “New Lease Offer”);

(c)

If the Landlord wishes to extend a New Lease Offer, in accordance with Clause 7(b) of this Agreement, the Landlord must do so at least One Hundred Eighty (180) days prior to the end of the Renewal Term, unless otherwise agreed to by the Landlord and the Tenant at a later date;

(d)	The Tenant acknowledges and agrees that the terms of a New Lease Offer may differ from the Original Lease and the Renewal Lease, including, without limitation, the Basic Rent amount; and

(e)

If the Landlord does not extend a New Lease Offer, the Tenant agrees to vacate the Leased Premises on or before the end of the Renewal Term. The Tenant’s failure to vacate the Leased Premises, in accordance with the Renewal Lease and Original Lease, may result in the forfeiture of all deposits provided by the Tenant to the Landlord. In such a case, forfeiture of deposits shall in no way limit or impact the remedies available to the Landlord.

8.	The following Sections of the Original Lease do not apply to the Renewal Lease and are hereby deleted:

•	Section 1.1(j)

•	Section 1.2(o)

•	Schedule “B” – Option to Renew

•	Schedule “C” – Tenant’s Right of First Refusal

9.

The Landlord agrees to negotiate in good faith any documents or agreements that are required by the Tenant’s lender at any time and from time to time, including, but not limited to, a consent to removal of personal property from the Premises, where such personal property serves as collateral for the Tenant’s obligations under a loan agreement with the lender.

10.	All terms capitalized in this Renewal Lease and not otherwise defined in this Renewal Lease will have the same meaning as in the Original Lease.

11.	This Renewal Lease will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

12.

This Renewal Lease may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. Further, the parties agree that this Renewal Lease may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and that such electronic record shall be valid, and effective to bind the party so signing, as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that the electronic signatures appearing on this Renewal Lease shall be treated, for the purposes of validity, enforceability, and admissibility, the same as hand-written signatures.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Renewal Lease as of the day and year first above mentioned.

0937847 B.C. LTD.
Per:

/s/ Paul Jackson
Authorized Signatory

OMNI CIRCUIT BOARDS LTD.
Per:

/s/ Dave Pires
Authorized Signatory